Exhibit 99.1

Company Contact:	Investor Relations Contact:

Doug Norby	Lippert / Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Moriah Shilton/Kirsten Chapman
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
408-894-0700

TESSERA TECHNOLOGIES ANNOUNCES

SECOND QUARTER 2005 RESULTS

SAN JOSE, Calif., July 28, 2005 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, announced today its financial results for the quarter and the six months ended June 30, 2005.

Highlights: Second Quarter 2005 Compared to Second Quarter 2004

•	Total revenue was $22.5 million, up 27 percent.

•	Royalties and License Fees revenue (previously identified as Intellectual Property (IP) revenue) was $13.3 million, up 63 percent.

•	Services revenue was $3.8 million, up 31 percent.

Income before taxes was $12.0 million for the second quarter of 2005, compared to $9.2 million in the prior year’s quarter. The company’s effective book tax rate in the second quarter of 2005 was 36 percent compared to 5 percent in the prior year’s quarter. This increase reflects the reversal in the fourth quarter of 2004 of the valuation allowance against the company’s deferred tax asset, which consisted mainly of net operating losses carried forward (NOL) from prior periods. Net income was $7.7 million for the second quarter of 2005. This included an income tax provision charge of $4.2 million, of which $1.2 million was cash taxes paid. The prior year’s net income was $8.7 million, which included an income tax provision charge of $497,000, of which $313,000 was cash taxes paid.

Pro forma net income for the second quarter of 2005 was $10.9 million and pro forma net income per diluted share was $0.23, compared to $8.9 million and $0.19, respectively, last year. Pro forma net income is defined as income adjusted for non-cash tax expense and stock-based compensation. Earnings per diluted share for the second quarter 2005 on a GAAP basis were $0.16, compared to $0.19 last year.

Bruce McWilliams, Tessera’s chairman and chief executive officer, stated, “During the first half of 2005, Tessera demonstrated continued strong growth with an almost 50 percent increase in Royalties and License Fees from the first half of 2004. The growth was driven by new customers and expanded agreements with existing customers. Furthermore, our royalty revenue from packages used for DRAM almost tripled in the first half of 2005 compared to the first half of 2004. As DDR2 is still in the beginning stages of adoption, revenue from this area is not yet significant; however, it will keep increasing in importance for us into 2006.”

“Looking ahead, our long-term growth is expected to be driven by a number of factors. First, we expect continued strong consumer demand for small form factor, feature-rich products that utilize increasingly greater amounts of our chip-scale and multi-chip packaging technology. Second, we believe we are paid on less than half of all the chip scale packages produced using our technology, and we anticipate signing new licensees. Third, we are confident that chip scale packages will be used for both DDR2 and DDR3 chips, as we believe chip scale packages will be the most cost-effective means of packaging these chips. We estimate once DDR2 becomes mainstream in 2006, our Royalties and License Fees growth rate will approximate 50 percent for years to come.”

McWilliams continued, “Our goal is to expand well beyond our core technology by the end of the decade, and we are executing on our strategy. For example, in May, we announced an expansion of our relationship with North Corporation, a developer of advanced circuit board technologies in Japan. Our agreement with North evidences our commitment to growing our IP portfolio and building the infrastructure required to support Tessera’s future technology.”

Highlights: Six-month Period Ended June 30, 2005 Compared to June 30, 2004

•	Total revenue was $50.4 million, up 64 percent.

•	Royalties and License Fees was $25.1 million, up 48 percent.

•	Services revenue was $7.6 million, up 47 percent.

Net income for the first half of 2005 was $19.7 million, compared to net income of $12.8 million in the first half of 2004. Pro forma net income for the six months ended June 30, 2005 was $28 million and pro forma net income per diluted share was $0.59, compared to $13.9million and $0.30 per diluted share, respectively, for the six months ended June 30, 2004. Pro forma net income is defined as income adjusted for non-cash tax expense and stock-based compensation. Earnings per diluted share for the first half of 2005 on a GAAP basis were $0.41, compared to $0.28 for the first half of 2004.

“Tessera ended the second quarter with cash and cash equivalents of $138 million, compared to $127.1 million at the end of the prior quarter,” said Doug Norby, senior vice president and chief financial officer. “Our research and development expenses plus costs of revenue, representing our total technical effort, was $9.3 million for the first half of 2005, up 17 percent from last year’s first half. This effectively demonstrates our success in having Tessera’s customers fund a greater portion of our total technical effort.”

2005 Financial Guidance

Tessera expects third quarter 2005 total revenues to be in the range of $18.5 million to $19.0 million. Expenses, which include cost of revenue, research and development, and sales, general and administrative, are expected to be approximately $13.0 million. The book-tax rate is projected to be 36 percent with cash taxes paid approximately 3 percent of revenue during this third quarter. Tessera estimates a fully diluted share count using the treasury method of approximately 48 million in the third quarter 2005 as compared to 47.5 million in the second quarter of 2005.

For the full year 2005, Tessera now expects total revenues to be in the range of $94.0 million to $96.0 million. This compares to the company’s previous guidance given on June 8th of $92.0 million to $94.0 million. Expenses, which include cost of revenue, research and development, and sales, general and administrative, are projected to be in the range of $47.5 million to $48.0 million. The company’s book-tax rate is projected to be 36 percent of pre-tax income with cash taxes paid ranging from 4 percent to 5 percent of revenue for the year as a whole. Diluted share count for the year as a whole is projected to be 48.2 million.

Norby continued, “Regarding our guidance policy, as stated previously we include estimates of the impact of new agreements in our annual guidance; however, for our quarterly guidance, we do not include the impact of new agreements that are not already signed. The increased full-year 2005 revenue guidance is due to the anticipated increase in contributions from all revenue lines coming into the second half of 2005, due both to second quarter revenues being higher than projected and increases in our outlook for revenue for the second half of 2005.”

Conference Call Information

Tessera will host an investor conference call today at 1:30 P.M. Pacific (4:30 P.M. Eastern). The call will be accessible live by dialing 877-866-5534, or 706-679-0753 for international callers, approximately 10 minutes prior to the start of the conference call. A 48-hour replay will be available by dialing 800-642-1687 or 706-645-9291 for international callers. Enter access code 7478424. The call will also be simultaneously webcast and available on Tessera’s web site at http://www.tessera.com and will remain posted on the web site for a period of 90 days.

About Tessera Technologies, Inc.

Tessera Technologies, through its wholly-owned subsidiary Tessera, Inc., is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal and mechanical properties of materials and interconnect. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Note: Tessera and the Tessera logo are registered trademarks. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004, and its Quarterly Report on Form 10-Q filed for the quarter ended March 31, 2005 include more information about factors that could affect the company’s financial results.

- Tables to Follow –

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenues:
Royalty and license fees	$13,292	$8,136	$25,125	$17,032
Past production payments	5,359	6,606	17,669	8,580
Service revenues	3,810	2,904	7,566	5,155

Total revenues	22,461	17,646	50,360	30,767

Operating expenses:
Cost of revenues	3,287	2,037	6,250	3,887
Research and development	1,550	1,855	3,055	4,076
Selling, general and administrative	6,251	4,667	11,415	8,879
Stock-based compensation	181	61	315	186

Total operating expenses	11,269	8,620	21,035	17,028

Operating income	11,192	9,026	29,325	13,739
Other income, net	773	133	1,360	242

Income before taxes	11,965	9,159	30,685	13,981
Income tax provision	4,240	497	11,017	1,220

Net income attributable to common stockholders	$7,725	$8,662	$$19,668	$12,761

Basic and diluted net income per share attributable to common stockholders:
Net income per common share; basic	$0.18	$0.22	$0.45	$0.33

Net income per common share; diluted	$0.16	$0.19	$0.41	$0.28

Weighted average number of shares used in per share calculations; basic	43,873	39,446	43,361	38,979

Weighted average number of shares used in per share calculations; diluted	47,494	46,472	47,634	46,046

(1) Operating expense line item detail excludes stock-based compensation, as follows:

Research and development	$72	$16	$96	$47
Selling, general and administrative	109	45	219	139

Total	$181	$61	$315	$186

SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA (in thousands) (unaudited)
Non-cash income tax expense	$3,030	$184	$8,065	$907

TESSERA TECHNOLOGIES, INC.

CONSOLIDATED SUMMARY BALANCE SHEET INFORMATION

(in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$138,046	$108,339
Accounts receivable	3,351	3,263
Other current assets	17,050	16,475

Total current assets	158,447	128,077

Property and equipment, net	4,056	2,484
Other assets	6,446	9,121

Total assets	$168,949	$139,682

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,798	$984
Accrued liabilities	4,294	3,615
Deferred revenue	104	107

Total current liabilities	6,196	4,706

Stockholders’ equity:
Common Stock	44	42
Additional paid-in capital	178,199	167,359
Deferred stock-based compensation	(3,148)	(414)
Accumulated deficit	(12,342)	(32,011)

Total stockholders’ equity	162,753	134,976

Total liabilities and stockholders’ equity	$168,949	$139,682

TESSERA TECHNOLOGIES, INC.

RECONCILIATION OF PRO FORMA NET INCOME TO NET INCOME

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Pro forma net income	$10,936	$8,907	$28,048	$13,854
Less:
Stock-based compensation	181	61	315	186
Non-cash income tax expense	3,030	184	8,065	907

Net income, as reported	$7,725	$8,662	$19,668	$12,761

Pro forma net income per common share; diluted	$0.23	$0.19	$0.59	$0.30

Weighted average number of shares used in per share calculations; diluted	47,494	46,472	47,634	46,046